SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 31, 2005

HIGHWOODS PROPERTIES, INC.

(Exact name of registrant specified in its charter)

Maryland	1-13100	56-1871668
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3100 Smoketree Court, Suite 600

Raleigh, North Carolina 27604

(Address of principal executive offices, zip code)

Registrant’s telephone number, including area code: (919) 872-4924

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

William E. Graham, Jr., Willard H. Smith, Jr. and John L. Turner have retired from the Board of Directors effective as of December 31, 2005.

Mr. Graham, 76, has retired after having served consecutive one-year terms since 1999. Our corporate governance guidelines encourage directors to offer to retire from the Board of Directors after their 70th birthday. Mr. Smith, 69, who resides in California, has retired due to the considerable burdens of regularly traveling to Raleigh from the West Coast. Mr. Turner, 59, has retired to enable us to maintain the compensation and governance committee’s goal of having a substantial percentage of members of the Board of Directors qualify as independent under the rules and regulations of the New York Stock Exchange. The terms of Messrs. Graham, Smith and Turner were originally expected to expire in 2005.

Subsequent to the retirement of these three directors, the size of the Board of Directors has been reduced from 13 to 10 directors. Of our 10 directors, seven are independent under the rules and regulations of the New York Stock Exchange, including Sherry A. Kellett who joined our Board in November 2005. Ms. Kellett served as senior executive vice president and controller of BB&T Corporation from 1995 until her retirement on August 1, 2003.

Effective January 1, 2006, our compensation and governance committee now consists of L. Glenn Orr, Jr. (chair), Kay N. Callison and O. Temple Sloan, Jr. and our audit committee now consists of Lawrence S. Kaplan (chair), Ms. Kellett and F. William Vandiver, Jr.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HIGHWOODS PROPERTIES, INC.

By:	/s/ Terry L. Stevens
Terry L. Stevens Vice President and Chief Financial Officer

Dated: January 4, 2006